Exhibit 99.1

FINANCIAL OVERVIEW Gil Borok Chief Financial Officer

As of December 31, 2012 MANDATORY AMORTIZATION AND MATURITY SCHEDULE $ in millions $700.0 million revolver facility matures in May 2015. As of December 31, 2012, the outstanding revolver balance was $73.0 million. $1,200.0 million revolver facility matures in March 2018. As of September 30, 2013, the outstanding revolver balance was $89.9 million. 1 Global Cash Revolver Available 2 As of September 30, 2013 Global Cash Revolver Available $ in millions

BUSINESS OVERVIEW 1. Includes revenue from discontinued operations. 2. Contains recurring revenue aggregating approximately 62% and 60% of total revenue for the nine month periods ended September 30, 2013 and 2012, respectively. Revenue ($ in millions) % Change Y-O-Y YTD Q3 20131 YTD Q3 2012 USD Local Currency Property, Facilities & Project Management2 1,801.1 1,632.7 10 11 Leasing2 1,370.3 1,290.0 6 7 Sales 832.0 673.7 23 25 Investment Management2 370.6 359.2 3 3 Appraisal & Valuation 291.8 266.3 10 11 Commercial Mortgage Brokerage2 216.0 199.5 8 8 Development Services 35.5 44.4 20 20 Other 42.6 42.5 0 5 Total 4,959.9 4,508.3 10 11 YTD Q3 2013 Business Line Highlights

Q1 2013 10% 7% 12% 11% YTD Q3 2013 10% 11% 16% 15% Q3 2013 11% 15% 19% 18% Q2 2013 9% 10% 16% 14% 2013 CBRE RESULTS1 Revenue Normalized EBITDA Adjusted Net Income Adjusted EPS3 2013 Growth Outlook2 Mid to high single digits Not provided Not provided 15% to 20% Full Year 2013 15%-19%4 1. Metrics as calculated by the Company inclusive of discontinued operations. 2. Outlook is as reported on CBRE’s Q4 2012 earnings call. 3. Adjusted EPS growth calculated using three decimals. 4. Based on full year EPS guidance range of $1.40-$1.45.

ADJUSTED EPS GROWTH VERSUS CONSENSUS Analyst Consensus1 Actual Growth2 Q1 2013 21% 11% Q2 2013 26% 14% Q3 2013 27% 18% Q4 2013 7% - 16% NA 1. Consensus is prior to earnings release for the respective quarter except for Q4 which is prior to Q1 and Q3 2013. 2. Adjusted EPS growth calculated using three decimals.

YTD Q3 2013 NORMALIZED EBITDA MARGINS Revenue1 Normalized EBITDA1 Normalized EBITDA Margin CBRE 4,959.9 629.6 12.7% JLL 2,952.2 267.8 9.1% First Service 1,671.9 112.0 6.7% C&W 1,665.0 56.2 3.4% 1. Normalized EBITDA, or equivalent metric, as calculated by the respective companies and reported in their Q3 2013 earnings press releases. For CBRE, revenue and normalized EBITDA include discontinued operations. $ in millions

APPENDIX

REVENUE BY COUNTRY Asia Pacific Revenue by Country 2007 YTD Q3 2013 Pacific China/HK/Taiwan Japan India Singapore Korea Other

REVENUE BY COUNTRY EMEA Revenue by Country 2007 YTD Q3 2013 U K France Spain/Portugal Benelux Germany CEE Italy Russia Switzerland Ireland Other